Exhibit 10.16

PROMISSORY NOTE

FOR VALUE AND CONSIDERATIONS RECEIVED, Content Checked Holdings, Inc. (the “Company”) agrees to pay to the order of Kris Finstad (the “Holder”) the sum of Nine Hundred Twenty Three, Four Hundred Fifty Seven Dollars ($923,457), with interest at 0% per annum on or before September 30, 2015.

The principal of this Note may be increased from time to time by advances from the Holder to the Company, which shall be documented by addenda to this Note executed by the Company and considered part of this Note from the date of such increase. The Company can at its option reduce the balance of the Note at any time, without prior notice.

If the principal and interest is not paid by September 30, 2015, the Company agrees that interest shall be charged at the rate of 5% per annum beginning October 1, 2015.

In the event of default, the Company agrees to pay all costs and expenses incurred by the Holder, including all attorney fees (including both hourly and contingent attorneys ’ fees as permitted by law for the collection of this note upon default.

The principal of, and any interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address as designated in writing by the Holder hereof from time to time. The Company will pay the outstanding principal of and any and all accrued and unpaid interest due upon this Note, less any amounts required by law to be deducted or withheld, to the record Holder of this Note pursuant to the terms of this Note and addressed to such Holder at the last address provided to the Company by notice from the Holder. The forwarding of such funds shall constitute a payment of outstanding principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment plus any amounts so deducted or withheld.

The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

All agreements between the Company and the Holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the holder of this Note for the use, forbearance or detention of the money to be loaned under this Agreement or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending (the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the Principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder of this Note relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of Principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder of this Note, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder of this Note shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between the Company and the Holder of this Note.

In the event that the Company fails to make any payment due under the terms of this note, or breach any condition relating to any security, security agreement, note, mortgage or lien granted as collateral security for this note, seeks relief under the bankruptcy code, or suffers and involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this note and any interest accrued thereon shall be immediately due and payable to the holder of this note.

Signed this 30th day of June 2015.

Content Checked Holdings, Inc.

By:	/s/ Kris Finstad
Kris Finstad
Chief Executive Officer